Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

MARCHEX, INC.

FIRST: The name of the corporation (the “Company”) is Marchex, Inc.

SECOND: The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, 19801 and the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of all classes of capital stock which the Company has authority to issue is 55,000,000 shares, consisting of (i) 46,500,000 shares of common stock, par value $.01 per share (the “Common Stock”), of which 12,500,000 shares are designated Class A Common Stock (the “Class A Common Stock”) and 34,000,000 shares are designated Class B Common Stock (the “Class B Common Stock”); and (ii) 8,500,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”), of which Preferred Stock the Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, voting, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required or permitted pursuant to the certificate or certificates establishing any series of Preferred Stock.

The powers, preferences and rights of the Class A Common Stock and Class B Common Stock, and the qualifications, limitations or restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Certificate of Incorporation.

A. COMMON STOCK

1. Dividends.

Dividends may be declared and paid to the holders of Class A Common Stock and Class B Common Stock in cash, property or other securities of the Company out of any net profits or net assets of the Company legally available therefor. If and when a dividend is paid to the holders of Class A Common Stock, the Company also shall pay to the holders of Class B Common Stock a dividend per share equal to the dividend per share paid to the holders of the

Class A Common Stock, and if and when a dividend is paid to the holders of Class B Common Stock, the Company also shall pay to the holders of the Class A Common Stock a dividend per share equal to the dividend per share paid to the holders of the Class B Common Stock, except that if dividends are declared that are payable in shares of Class A Common Stock or Class B Common Stock, the dividends shall be declared that are payable at the same rate on both classes of stock and the dividends payable in shares of Class A Common Stock shall be payable to holders of that class of stock and the dividends payable in shares of Class B Common Sock shall be payable to holders of that class of stock. If the Company shall in any manner reclassify, subdivide or combine the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class of stock shall be proportionally reclassified, subdivided or combined in the same manner and on the same basis as the outstanding shares of Class A Common Stock or Class B Common Stock, as the case may be, have been reclassified, subdivided or combined.

2. Liquidation, Dissolution or Winding-up.

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the net assets of the Company shall be distributed pro rata to the holders of the Class A Common Stock and Class B Common Stock in accordance with their respective rights and interests.

3. Voting Rights.

Holders of Class A Common Stock shall be entitled to twenty-five (25) votes for each share of such stock held, and holders of Class B Common Stock shall be entitled to one (1) vote for each share of such stock held, on all matters presented to such stockholders. Except as may otherwise be required by the laws of the State of Delaware, the holders of outstanding shares of Class A Common Stock and the holders of outstanding shares of Class B Stock shall vote as one class with respect to the election of directors and with respect to all other matters to be voted on by stockholders of the Company (including, without limitation, any proposed amendment to this Certificate of Incorporation that would increase the number of authorized shares of Common Stock, Class A Common Stock or Class B Common Stock or of any other class or series of stock or decrease the number of authorized shares of any class or series of stock (but not below the number of shares thereof then outstanding)), and no separate vote or consent of the holders of shares of Class A Common Stock or the holders of shares of Class B Common Stock shall be required for the approval of any such matter.

4. Conversion.

The holders of the Class A Common Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of a Class A Common Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into one (1) fully paid and non-assessable share of Class B Common Stock, on and subject to the terms and conditions hereinafter set forth.

(b) Mechanics of Conversion. Any holder of Class A Common Stock shall exercise its right to convert shares of Class A Common Stock into shares of Class B Common Stock by giving written notice that the holder elects to convert a stated number of shares of Class A Common Stock into Class B Common Stock and by surrender of a certificate or certificates for the shares to be converted, at the office of the Company, and shall give written notice to the Company of the name or names in which the certificate or certificates for shares of Class B Common Stock are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class A Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class B Common Stock to which such holder shall be entitled as aforesaid, together with any dividends declared but unpaid with respect to the shares of Class A Common Stock so converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class A Common Stock to be converted, and the person or persons entitled to receive the shares of Class B Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class B Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Class A Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Class B Common Stock upon conversion of the Class A Common Stock shall not be deemed to have converted such Class B Common Stock until immediately prior to the closing of such sale of securities.

(c) Reservation of Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class B Common Stock, solely for the purposes of effecting the conversion of shares of Class A Common Stock, such number of shares of Class B Common Stock as shall from time to time be sufficient to effect the conversion of all shares of Class A Common Stock.

(d) Consolidation or Merger. In case of any consolidation or merger of the Company as a result of which the holders of Class B Common Stock shall be entitled to receive stock, other securities or other property with respect to or in exchange for Class B Common Stock or in the case of any sale or conveyance of all or substantially all of the property or business of the Company as an entirety, a holder of shares of Class A Common Stock shall have the right thereafter, so long as the conversion right hereunder shall exist, to convert each such share into the kind and amount of shares of stock and other securities and properties receivable upon such consolidation, merger, sale or conveyance by a holder of one share of Class B Common Stock and shall have no other conversion rights with regard to such share. The provisions of this Section 4(d) shall similarly apply to successive consolidations, mergers, sales or conveyances.

(e) Surrendered Shares. All shares of Class A Common Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding, and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate, except only the right of the holders thereof, subject to the provisions of this Section 4, to receive shares of Class B Common Stock in exchange therefor.

FIFTH: The name and mailing address of the sole incorporator is as follows:

NAME	MAILING ADDRESS

Michelle D. Paterniti	c/o Hutchins, Wheeler & Dittmar
A Professional Corporation
101 Federal Street
Boston, Massachusetts 02110

SIXTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided that:

(a) Subject to the limitations and exceptions, if any, contained in the By-Laws of the Company, the By-Laws may be adopted, amended or repealed by the Board of Directors of the Company with, and only with, the approval of a majority of the directors then in office; and

(b) Elections of directors need not be by written ballot unless, and only to the extent, otherwise provided in the By-Laws; and

(c) Subject to any applicable requirements of law, the books of the Company may be kept outside the State of Delaware at such locations as may be designated by the Board of Directors or in the By-Laws of the Company; and

(d) Except as provided to the contrary in the provisions establishing a class or series of stock, the number of authorized shares of such class or series may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote or written consent of a majority in voting power of the stock of the Company entitled to vote, voting together as a single class.

SEVENTH: The Company shall indemnify each person who at any time is, or shall have been, a director, officer, employee or agent and their respective heirs, executors and administrators of the Company and was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any such action, suit or proceeding, to the maximum extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. In furtherance of and not in limitation of the foregoing, the Company shall advance expenses, including attorneys’ fees, incurred by a director, officer, employee or agent of the Company in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such advances if it shall be ultimately determined that he is not entitled to be indemnified by the Company. The foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which any such director, officer, employee or agent may be entitled, under any By-Law, agreement, vote of directors or stockholders or otherwise, including any right under policies of insurance that may be purchased and maintained by the Company or others.

No amendment to or repeal of the provisions of this Article SEVENTH shall deprive a director, officer, employee or agent of the benefit hereof with respect to any act or failure to act occurring prior to such amendment or repeal. Nothing herein shall prevent or restrict the power of the Company to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, By-Laws or other arrangements.

EIGHTH: Whenever a compromise or arrangement is proposed between this Company and its creditors or any class of them and/or between this Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Company or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Company under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Company under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Company, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Company, as the case may be, agree to any compromise or arrangement and to any reorganization of this Company as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Company, as the case may be, and also on this Company.

NINTH: No director of the Company shall be personally liable to the Company or to any of its stockholders for monetary damages arising out of such director’s breach of his fiduciary duty as a director of the Company, except to the extent that the elimination or limitation of such liability is not permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended. No amendment to or repeal of the provisions of this Article NINTH shall deprive any director of the Company of the benefit hereof with respect to any act or failure to act of such director occurring prior to such amendment or repeal.

TENTH: The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein, are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned, being the sole incorporator hereinbefore named, has executed, signed, and acknowledged this Certificate of Incorporation this 17th day of January, 2003.

/s/ Michelle D. Paterniti
Michelle D. Paterniti
Sole Incorporator